Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Hewlett Packard Enterprise Company pertaining to the Nimble Storage, Inc. 2008 Equity Incentive Plan, as amended, and Nimble Storage, Inc. 2013 Equity Incentive Plan, as amended and restated, of our reports dated December 15, 2016, with respect to the combined and consolidated financial statements of Hewlett Packard Enterprise Company and the effectiveness of internal control over financial reporting of Hewlett Packard Enterprise Company included in its Annual Report (Form 10-K) for the year ended October 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

April 12, 2017